Exhibit 3.1
RESTATED
CERTIFICATE OF INCORPORATION
OF
LCC INTERNATIONAL, INC.
     LCC International, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
     1. The Corporation was originally incorporated on June 4, 1996, and its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on the same date. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 11, 1996.
     2. The Board of Directors of the Corporation, by unanimous written consent in accordance with the Bylaws of the Corporation and Section 141 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), duly adopted resolutions proposing and declaring advisable the adoption of the Restated Certificate of Incorporation of the Corporation in the form attached hereto.
     3. Holders of all of the voting rights of the outstanding shares of Class A Common Stock of the Corporation, by unanimous written consent in accordance with the Bylaws of the Corporation and Section 228 of the Delaware General Corporation Law, duly approved the Restated Certificate of Incorporation of the Corporation in the form attached hereto.
     4. Having been duly adopted pursuant to Sections 242 and 245 of the Delaware General Corporation Law, this Restated Certificate of Incorporation restates and integrates and further amends the provisions previously filed with the Secretary of State of the State of Delaware on September 11, 1996.
     5. The text of the Certificate of Incorporation of the Corporation hereby is amended and restated to read in its entirety as follows:

1. NAME.
     The name of this corporation is LCC International, Inc. (the “Corporation”).
2. REGISTERED OFFICE AND AGENT.
     The registered office of the Corporation shall be located at 1209 Orange Street, Wilmington, Delaware 19801 in the County of New Castle. The registered agent of the Corporation at such address shall be The Corporation Trust Company.
3. PURPOSE AND POWERS.
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). The Corporation shall have all power necessary or helpful to engage in such acts and activities.
4. CAPITAL STOCK.
     4.1. Authorized Shares.
     The total number of shares of all classes of stock that the Corporation shall have the authority to issue is One Hundred Million (100,000,000) shares, of which Ten Million (10,000,000) shares shall be Preferred Stock, having a par value of $0.01 per share (“Preferred Stock”), Seventy Million (70,000,000) shall be classified as shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”) and Twenty Million (20,000,000) shall be classified as shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock”). (The Class A Common Stock and Class B Common Stock are sometimes referred to collectively as the “Common Stock.”) The Board of Directors is expressly authorized to provide for the classification and reclassification of any unissued shares of Preferred Stock and the issuance thereof in one or more classes or series without the approval of the stockholders of the Corporation.
     4.2. Common Stock.
          (a) Relative Rights.
     The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the certificate of designations filed to establish the respective series of Preferred Stock. Except as provided in this Section 4.2, each share of Class A Common Stock and Class B Common Stock shall have the same relative rights as and be identical in all respects as to all matters.

          (b) Ownership of Class B Common Stock.
          The Corporation may issue shares of Class B Common Stock only to one or more of the following (an “Eligible Class B Stock Holder”): (i) Telcom Ventures L.L.C., a Delaware limited liability company (“Telcom Ventures”), one or more subsidiaries thereof (whether corporations, partnerships, limited liability companies or other entities) or any Telcom Ventures Successor (as defined below) or one or more subsidiaries thereof, in each case only if controlled by one or more Singh Family Members or Trusts (as hereafter defined), (ii) LCC, Incorporated, a Delaware corporation (“Founder Corporation”) which is the largest beneficial owner of Telcom Ventures as of May 15, 1996 or any Founder Corporation Successor (as defined below), in each case only if controlled by one or more Singh Family Members or Trusts, or (iii) any one or more of Dr. Rajendra Singh, Neera Singh, other members of the Immediate Family (as defined below) of Dr. Rajendra and Neera Singh or their lineal descendants, spouses of lineal descendants or lineal descendants of spouses, whether alive as of the date hereof or born subsequently, or any trusts for the benefit of any of the foregoing, whether existing as of the date hereof or created subsequently (collectively, “Singh Family Members & Trusts”); provided, however, that the Corporation may not issue any Class B Common Stock at any time after the date on which the Corporation completes an initial public offering of Class A Common Stock registered with the Securities and Exchange Commission except pursuant to any stock option plan adopted by the Board of Directors and approved by the stockholders and except as provided in Section 4(d) with respect to stock dividends. For purposes of this Section 4(b), an entity shall be deemed to be controlled by any person or entity who or which, directly or indirectly, holds more than 50% of the outstanding voting rights of such entity and has the power to direct or cause the direction of the management and policies of such entity.
          “Telcom Ventures Successor” shall mean any corporation, partnership or other entity that succeeds, directly or indirectly, to the ownership of the business or of all or substantially all the assets and liabilities of Telcom Ventures, whether by merger, holding company formation, transfer of assets or otherwise.
          “Founder Corporation Successor” shall mean any corporation, partnership or other entity that succeeds, directly or indirectly, to the ownership of the business or of all or substantially all the assets and liabilities of Founder Corporation, whether by merger, holding company formation, transfer of assets or otherwise.
          “Immediate Family” of a person shall include such person’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-laws and brothers and sisters-in-law, or any other person who is supported, directly or indirectly, to a material extent by such person.

          (c) Voting Rights.
     Each holder of shares of Class A Common Stock and Class B Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation. On all matters upon which stockholders are entitled or permitted to vote, every holder of Class A Common Stock shall be entitled to cast one (1) vote in person or by proxy for each outstanding share of Class A Common Stock standing in such holder’s name on the transfer books of the Corporation, and every holder of Class B Common Stock shall be entitled to cast ten (10) votes in person or by proxy for each outstanding share of Class B Common Stock standing in such holder’s name on the transfer books of the Corporation. Except as otherwise provided in this Certificate of Incorporation or by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as a single class, subject to any voting rights which may be granted to holders of Preferred Stock.
          (d) Dividends.
     Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then the holders of record of the Class A Common Stock and Class B Common Stock, and any class or series of stock entitled to participate therewith as to dividends, shall be entitled to receive dividends, when, as, and if declared by the Board of Directors, out of any assets legally available for the payment of dividends thereon, provided that no dividend may be declared and paid to the holders of the Class A Common Stock unless at the same time the Board of Directors shall also declare and pay to the holders of the Class B Common Stock a per share dividend equal to and, subject to the next sentence, in the same form as the dividend declared and paid to the holders of the Class A Common Stock, and vice versa. Common Stock dividends declared on Class A Common Stock shall be payable in Class A Common Stock; Common Stock dividends declared on Class B Common Stock shall be payable in Class B Common Stock.
          (e) Dissolution, Liquidation, Winding Up.
     In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of record of the Class A Common Stock then outstanding and the holders of record of the Class B Common Stock then outstanding, and all holders of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets, shall become entitled to participate equally on a per share basis in the distribution of any assets of the Corporation remaining after the Corporation shall have paid or provided for payment of all debts and liabilities of the Corporation, and shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up, the full preferential amounts (if any) to which they are entitled.
          (f) Conversion of Class B Common Stock.
          (1) Conversion Events.
          (A) Each outstanding share of Class B Common Stock may, at the option of the holder thereof, at any time, be converted into one fully paid and non-assessable share of Class A Common Stock.
          (B) Each share of outstanding Class B Common Stock which is transferred to any holder other than an Eligible Class B Stock Holder shall convert into one fully paid and non-assessable share of Class A Common Stock immediately upon such transfer.
          (C) If the shares of Class B Common Stock held by the Eligible Class B Stock Holders in the aggregate constitute 10% or less of the outstanding shares of common stock of the Corporation, each share of Class B Common Stock shall immediately convert into one fully paid and non-assessable share of Class A Common Stock.
          (D) At such time as an Eligible Class B Stock Holder ceases to be an Eligible Class B Stock Holder, each share of Class B Common Stock held by such person or entity shall immediately convert into one fully paid and non-assessable share of Class A Common Stock.
          (2) Automatic Conversion Procedure.
     In the event of any conversion of shares of Class B Common Stock pursuant to Section 4.2 (f)(1), the holder of such shares of Class B Common Stock shall promptly surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Corporation, or of any transfer agent for such shares, and shall give written notice to the Corporation (the “Notice”), at such office: (1) stating that shares of Class B Common Stock have been converted into shares of Class A Common Stock as provided in this Section 4.2(f); (2) specifying the subdivision of (f)(1) pursuant to which the conversion occurred; (3) identifying the number of shares of Class B Common Stock being converted; and (4) setting out the name or names (with addresses) and denominations in which the certificate or certificates for shares of Class A Common Stock shall be issued, with instructions for delivery thereof. Delivery of such notice together with the certificates representing the shares of Class B Common Stock shall obligate the Corporation to issue such shares of Class A Common Stock. Thereupon the Corporation or its agent shall promptly issue and deliver to such holder a certificate or certificates representing the shares to which such holder is entitled, registered in the name of such holder or designee as specified in the Notice. The Corporation shall take any and all steps necessary to effect a conversion pursuant to Section 4.2 (f)(1), notwithstanding any failure by the holder to deliver to the Corporation the Notice or the certificates representing the shares subject to such conversion.
          (3) Effect of Automatic Conversion.
     To the extent permitted by law, conversion shall be deemed to have been effected as of the date on which conversion was first permitted under Section 4.2 (f)(1) (such date being the “Conversion Time”). The person entitled to receive shares issuable upon such conversion shall be treated for all purposes as the record holder of such class of shares at and as of the Conversion Time, and the right of such person as a holder of the shares held prior to such conversion shall cease and terminate at and as of the Conversion Time, in each case notwithstanding any failure by the holder to deliver to the Corporation the Notice or the certificates representing the shares subject to conversion, or the Corporation’s failure to issue to the holder certificates representing the shares to be held after the conversion has been effected.
          (4) Reservation.
     The Corporation hereby reserves and shall at all times reserve and keep available, out of its authorized and unissued shares of capital stock, for the purposes of effecting conversions, such number of duly authorized shares of capital stock as shall from time to time be sufficient to effect the conversion of the Class B Common Stock contemplated herein. All such shares so issuable shall, when so issued, be duly and validly issued, fully paid and non-assessable, and free from liens and charges with respect to the issue. The Corporation will take all such action as may be necessary to ensure that all such shares may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange or The Nasdaq Stock Market’s National Market upon which such shares may be listed or traded.
          (g) Subdivisions and Combinations of Shares.
     If the Corporation in any manner subdivides (by any stock split, reclassification, stock dividend, recapitalization or otherwise) or combines the outstanding shares of one class of Common Stock at a time when shares of the other class of Common Stock are outstanding, the outstanding shares of the other class of Common Stock will be likewise subdivided or combined.

     4.3. Preferred Stock.
          (a) Issuance, Designations, Powers, Etc.
     The Board of Directors expressly is authorized, subject to limitations prescribed by the Delaware General Corporation Law and the provisions of this Certificate of Incorporation, to provide, by resolution and by filing a certificate of designations pursuant to the Delaware General Corporation Law, for the issuance from time to time of the shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:
          (i) the number of shares constituting that series and the distinctive designation of that series;
          (ii) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
          (iii) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
          (iv) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;
          (v) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
          (vi) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
          (vii) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and
          (viii) any other relative powers, preferences, and rights of that series, and qualifications, limitations or restrictions on that series.

          (b) Dissolution, Liquidation, Winding Up.
     In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Preferred Stock of each series shall be entitled to receive only such amount or amounts as shall have been fixed by the certificate of designations or by the resolution or resolutions of the Board of Directors providing for the issuance of such series.
5. BOARD OF DIRECTORS.
     5.1 Number; Election
     The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot.
     5.2. Limitation of Liability.
     To the fullest extent permitted by law, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director.
6. INDEMNIFICATION.
     To the fullest extent permitted by law, the Corporation shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.
     To the fullest extent permitted by law, the Corporation may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses

(including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.
     The Corporation shall advance expenses (including attorneys’ fees) incurred by a director or officer in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to indemnification. The Corporation may advance expenses (including attorneys’ fees) incurred by an employee or agent in advance of the final disposition of such action, suit or proceeding upon such terms and conditions, if any, as the Board of Directors deems appropriate.
7. AMENDMENT OF BYLAWS.
     In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to amend or repeal Bylaws adopted by the Board of Directors as provided for in this Certificate of Incorporation or in the Bylaws of the Corporation.
     IN WITNESS WHEREOF, LCC International, Inc. has caused this Restated Certificate of Incorporation to be signed and attested by its duly authorized officers, this 20th day of September, 1996.

LCC INTERNATIONAL, INC.

By:	/s/ Peter A. Deliso

Peter A. Deliso
Vice President — Corporate Affairs, General Counsel

ATTEST:

/s/ Stuart P. Lawson
Stuart P. Lawson
Assistant Secretary

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
LCC INTERNATIONAL, INC.
(Pursuant to Section 151 of the
Delaware General Corporation Law)
     LCC International, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies that, pursuant to authority vested in the Board of Directors of the Company by Article 4.3 of the Amended and Restated Certificate of Incorporation of the Company, the following resolutions were adopted on December 21, 2007 by the Board of Directors of the Company pursuant to Section 151 of the Delaware General Corporation Law:
     “RESOLVED that, pursuant to authority vested in the Board of Directors of the Company by Article 4.3 of the Company’s Amended and Restated Certificate of Incorporation, out of the total authorized number of 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), there shall be designated a series of 6,100,000 shares which shall be issued in and constitute a single series to be known as “Series A Convertible Preferred Stock” (hereinafter called the “Series A Preferred Stock”). The shares of Series A Preferred Stock having the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth below:
     1. Certain Definitions.
     As used in this Certificate of Designations, Preferences and Rights of Series A Convertible Redeemable Preferred Stock of LCC International, Inc. (the “Certification of Designations”), the following terms shall have the respective meanings set forth below:
     “Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

     “Business Day” means a day, other than a Saturday, Sunday or legal holiday, on which commercial banks in New York City are open for the general transaction of business.
     “Closing Date” has the meaning ascribed to such term in the Exchange Agreement.
     “Common Stock” means the Class A Common Stock, $0.01 par value per share, of the Company, including the stock into which the Series A Preferred Stock is convertible, and any securities into which the Common Stock may be reclassified.
     “Conversion Price” means either the Initial Conversion Price, the End-of-period Conversion Price or the Minimum Conversion Price, as applicable.
     “End-of-period Conversion Price” means, as of any date of determination, the lower of (i) the average of the closing bid prices of the Common Stock on each of last ten Trading Days ending immediately prior to the date of determination and (ii) $3.35 (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Common Stock occurring after the Original Issuance Date).
     “Equity Securities” means the securities issued in the Qualified Financing, including any warrants or equity-linked securities issued in connection therewith.
     “Exchange Agreement” means the Exchange and Settlement Agreement dated as of December 27, 2007, among the Company and the investors named therein.
     “Initial Conversion Price” means $3.35, subject to adjustment as provided herein.
     “Holder” or “Holders” means the holder or holders of the Series A Preferred Stock.
     “Junior Securities” means the Common Stock and all other Common Stock equivalents of the Company.
     “Market Price”, as of a particular date (the “Valuation Date”), shall mean the following: (a) if the Common Stock is then listed on the Nasdaq Global Market or the Nasdaq Capital Market (“Nasdaq”) or another national stock exchange, the closing sale price of one share of Common Stock on such exchange on the last Trading Day prior to the Valuation Date; (b) if the Common Stock is then quoted on the National Association of Securities Dealers, Inc. OTC Bulletin Board (the “Bulletin Board”) or such similar quotation system or association, the closing sale price of one share of Common Stock on the Bulletin Board or such other quotation system or association on the last Trading Day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low asked price quoted thereon on the last trading day prior to the Valuation Date; (c) if such security is then included in the “pink sheets,” the closing sale price of one share of Common Stock on the “pink sheets” on the last Trading Day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on the “pink sheets” as of the end of the last Trading Day prior to the Valuation Date; or (d) if the Common Stock is not then listed on a national stock exchange or quoted on the Bulletin Board, the “pink sheets” or such other quotation system or association, the fair market value of one share of Common Stock as of the Valuation Date, as determined in good faith by the Board of Directors of the Company and the Holder. If the Common Stock is not then listed on a national securities exchange or quoted on the Bulletin Board, the “pink sheets” or other quotation system or association, the Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the Holder as to the fair market value of a share of Common Stock as determined by the Board of Directors of the Company. In the event that the Board of Directors of the Company and the Holders of a majority of the Series A Preferred Stock then outstanding are unable to agree upon the fair market value in respect of subpart (d) of this paragraph, the Company and the Holders of a majority of the Series A Preferred Stock then outstanding shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne equally by the Company and the Holders.
     “Original Issuance Date” means the Closing Date.
     “Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or governmental or quasi-governmental entity.
     “Purchase Agreement” means the Purchase Agreement, dated April 19, 2007, among the Company and the investors party thereto.
     “Qualified Financing” means a private placement by the Company of its Equity Securities to one or more accredited investors (a majority of which (by dollars invested) are not affiliates of the Company or of any Holder) pursuant to which the Company receives gross proceeds of at least $10 million.
     “Registration Rights Agreement” means the Registration Rights Agreement, dated April 19, 2007, among the Company and the initial holders of the Series A Preferred Stock, as amended by the Exchange Agreement.
     “SEC Report Compliance Date” means the date that the Company becomes fully current in its obligations with respect to filings with the Securities and Exchange Commission, including its 2006 Form 10-K, its 2007 Form 10-Qs and the reports on Form 8-K (and amendments thereto) required to include financial statements and pro formas for the division of Wireless Facilities, Inc. (WFI) purchased by the Company in June 2007.
     “Series A Stated Value” means $3.35.

     “Subsidiary” means any corporation, association or other business entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled, directly or indirectly, by the Company; or (ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such Person.
     “Trading Day” means (i) if the relevant stock or security is listed or admitted for trading on The New York Stock Exchange, Inc., Nasdaq or any other national securities exchange, a day on which such exchange is open for business; (ii) if the relevant stock or security is quoted on a system of automated dissemination of quotations of securities prices, a day on which trades may be effected through such system; or (iii) if the relevant stock or security is not listed or admitted for trading on any national securities exchange or quoted on any system of automated dissemination of quotation of securities prices, a day on which the relevant stock or security is traded in a regular way in the over-the-counter market and for which a closing bid and a closing asked price for such stock or security are available, shall mean a day, other than a Saturday or Sunday, on which The New York Stock Exchange, Inc. is open for trading.
     2. Dividends.
          2.1 Declaration. Prior to December 21, 2008 (the “Fixed Dividend Date”), dividends on the Series A Preferred Stock may be declared and paid from time to time as determined by the Company’s Board of Directors, in its sole discretion, out of funds legally available therefor; provided, however, that the Company shall not declare, pay or set aside any dividends or distributions on shares of Common Stock (other than dividends payable solely in shares of Common Stock), unless the holders of Series A Preferred Stock first receive, or simultaneously receive, a dividend or distribution on each outstanding share of Series A Preferred Stock equal to the product of (i) the per share dividend or distribution to be declared, paid or set aside for the Common Stock, multiplied by (ii) the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible (excluding the provisions set forth in Section 4.1(d)). From and after the Fixed Dividend Date, dividends on the Series A Preferred Stock shall accrue (whether declared or paid) at the rates per annum (expressed as a percentage of the Series A Stated Value) set forth below:

From and after the Fixed Dividend Date to but excluding June 21, 2009 (the “First Reset Date”)	6% per annum

From and after the First Reset Date to but excluding December 21, 2009 (the “Second Reset Date”)	8% per annum

From and after the Second Reset Date to but excluding June 21, 2010 (the “Third Reset Date”)	10% per annum

From and after the Third Reset Date	12% per annum

(the “Series A Preferred Dividends”). The Series A Preferred Dividends shall be cumulative, whether or not earned or declared, and shall be paid on each six month anniversary of the Original Issuance Date, upon the conversion of the Series A Preferred Stock or, if earlier, the liquidation, dissolution or winding up of the Company in accordance with the terms hereof in additional shares of Series A Preferred Stock (valued, for this purpose at the Series A Stated Value per share) or, at the Company’s option, in cash.
          2.2 Priority. The Company shall not declare, pay or set aside any dividends or distributions on shares of Common Stock (other than dividends payable solely in shares of Common Stock) or any Junior Securities, until the holders of Series A Preferred Stock first receive, or simultaneously receive, a dividend or distribution on each outstanding share of Series A Preferred Stock equal to the product of (i) the per share dividend or distribution to be declared, paid or set aside for the Common Stock, multiplied by (ii) the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible, together with all amounts accrued and unpaid for dividends on the Series A Preferred Stock subsequent to the Fixed Dividend Date.
     3. Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the shares of Series A Preferred Stock shall be entitled, prior and in preference to any distribution to the holders of the Common Stock or any other class or series of Junior Securities, to be paid an amount per share equal to the Series A Stated Value plus any accrued and unpaid dividends on the Series A Preferred Stock subsequent to the Fixed Dividend Date (the “Liquidation Preference”). If upon such liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed among the holders of the Series A Preferred Stock shall be insufficient to permit payment to the holders of the Series A Preferred Stock of their respective liquidation amount, then the entire assets of the Company to be distributed shall be distributed pro rata to the holders of Series A Preferred Stock according to the preferential amounts due thereon. Neither the consolidation nor merger of the Company into or with any other entity or entities nor the consolidation or merger of any entity or entities into the Company shall be deemed to be a liquidation within the meaning of this Section 3, but the sale, lease or conveyance of all or substantially all the Company’s assets shall be deemed a liquidation within the meaning of this Section 3.
     4. Conversion.
          4.1 Conversion at the Option of the Company; Redemption.
          (a) All Series A Preferred Stock outstanding on the 18-month anniversary of the Closing Date (the “Determination Date”) shall convert into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares of Series A Preferred Stock so to be converted by the Series A Stated Value and the per share dividends accrued and unpaid thereon and dividing the result by the End-of-period Conversion Price then in effect, unless the

Company has redeemed all, but not less than all, of the outstanding Series A Preferred Stock as provided in clause (e) below. Not later than 10 Business Days prior to the Determination Date, the Company shall give irrevocable written notice to the Holders if the Company will not convert the outstanding Series A Preferred Stock in accordance with the provisions of this Section 4.1 and instead will redeem the outstanding Series A Preferred Stock in accordance with the provisions of this Section 4.1.
          (b) No later than the Business Day immediately prior to the Determination Date, the Holder shall deliver to the Company the certificates representing the shares of such Holder’s Series A Preferred Stock to be converted on the Determination Date (or, in lieu thereof, an appropriate lost security affidavit in the event such certificates shall have been lost or destroyed, together with a customary indemnity agreement) to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the Holder), together with a statement of the name or names (with address) in which the certificate or certificates for the shares of Common Stock issuable upon such conversion shall be issued. Promptly following the Determination Date and the surrender of such certificates (or, in lieu thereof, delivery of an appropriate lost security affidavit in the event such certificates shall have been lost or destroyed, together with a customary indemnity agreement), the Company shall issue and deliver, or cause to be issued and delivered, to the Holder, registered in such name or names as the Holder may direct in writing, certificates representing the shares of Common Stock into which such Holder’s shares of Series A Preferred Stock (and all accrued dividends thereon) have been converted. The conversion shall be deemed to have been effected as of the close of business on the Determination Date, and at such time, the rights of the Holder shall cease with respect to the Series A Preferred Stock, and the Person or Persons in whose name or names any Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of such Common Stock.
     (c) No fractional interest in any Common Stock shall be issued upon any conversion of the Series A Preferred Stock pursuant to this Section 4.1. If any fractional interest would, except for the provisions of the first sentence of this Section 4.1(c), be delivered upon such conversion, such fractional interest shall be rounded down to nearest whole number or amount, as applicable.
     (d) Notwithstanding any other provision in this Section 4.1, if the conversion of all of the issued and outstanding Series A Preferred Stock (and all accrued dividends thereon) pursuant to this Section 4.1 (taken together with any other conversion transactions, declaration of stock dividends or other issuances of Common Stock on or in exchange for Series A Preferred Stock) would require the Company to obtain stockholder approval of the conversion transaction pursuant to Nasdaq Marketplace Rule 4350(i) (whether or not the rule is then in effect or the Company is then subject to such rule) and such stockholder approval has not been obtained, the number of shares of Series A Preferred Stock converting pursuant to this Section 4.1 shall be reduced on a pro rata basis to the maximum extent that would not require stockholder approval under such Rule and the remaining Series A Preferred Stock shall remain outstanding. If such stockholder approval is subsequently obtained, the remaining Series A Preferred Stock shall convert automatically when such stockholder approval has been obtained. The provisions of clauses (a) through (c) of this Section 4.1(a) shall apply to any subsequent conversion pursuant to the prior sentence. References in this Certificate to reductions on a pro rata basis shall mean that the reduction shall be pro rated among all then Holders based upon the number of shares of Series A Preferred Stock they hold as of the effective date of the pro ration.
     (e) If not converted prior thereto pursuant to Section 4.2 or Section 4.3 hereof (other than as a result of the provisions of Section 4.1(d)), the Company shall have the right to redeem all or any part of the issued and outstanding shares of Series A Preferred Stock immediately prior to the Determination Date at a per share redemption price equal to the Series A Stated Value plus all accrued and unpaid dividends to and including the Determination Date (the “Redemption Price”). To effect such redemption, not later than 10 Business Days prior to the Determination Date, the Company shall give irrevocable written notice to the Holders that the Company will redeem the outstanding Series A Preferred Stock in accordance with the provisions of this Section 4.1. If the Company is effecting a redemption, on the Determination Date, (i) the Company shall pay the Redemption Price to the Holder in immediately available funds to an account previously specified in writing by the Holder, and (ii) upon the payment of the Redemption Price, the Series A Preferred Stock shall cease to be issued and outstanding and certificates formerly representing shares of Series A Preferred Stock shall evidence only the right to receive the Redemption Price, without interest, upon the surrender thereof (or, in lieu thereof, an appropriate lost security affidavit in the event such certificates shall have been lost or destroyed, together with a customary indemnity agreement) to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the Holder). Any partial redemption shall be made on a pro rata basis. Shares of Series A Preferred Stock redeemed by the Company may not be reissued as Series A Preferred Stock and shall become authorized and undesignated shares of Preferred Stock of the Company.
          4.2 Mandatory Conversion.
          (a) Subject to Section 4.2(d) and (e), upon the consummation of a Qualified Financing, all of the shares of Series A Preferred Stock and all accrued and unpaid dividends thereon shall, automatically and without any action on the part of the Holder, convert on a dollar-for-dollar basis, into Equity Securities. The date on which the Qualified Financing is consummated is hereinafter referred to as the “Mandatory Conversion Date.” The Company shall notify the Holder at least five Business Days prior to the expected Mandatory Conversion Date. The Holder shall keep such notice confidential and shall not effect any transaction in securities of the Company from and after receipt of the Company’s notice and until such transactions are again permitted pursuant to the Qualified Financing Documents.
          (b) No later than the Business Day immediately prior to the Mandatory Conversion Date, the Holder shall deliver to the Company the certificates representing all of the Holder’s shares of Series A Preferred Stock (or, in lieu thereof, an appropriate lost security affidavit in the event such certificates shall have been lost or destroyed, together with a customary indemnity agreement) to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the Holder), together with a statement of the name or names (with address) in which the certificate or certificates for the Equity Securities issuable upon such conversion shall be issued. Promptly following the Mandatory Conversion Date and the surrender of such certificates (or, in lieu thereof, delivery of an appropriate lost security affidavit in the event such certificates shall have been lost or destroyed, together with a customary indemnity agreement), the Company shall issue and deliver, or cause to be issued and delivered, to the Holder, registered in such name or names as the Holder may direct in writing, certificates representing the Equity Securities into which such Holder’s shares of Series A Preferred Stock (and all accrued dividends thereon) have been converted. The conversion shall be deemed to have been effected, as of the close of business on the Mandatory Conversion Date, and at such time, the rights of the Holder shall cease with respect to the Series A Preferred Stock, and the Person or Persons in whose name or names any Equity Securities shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of such Equity Securities. If such certificates are not surrendered as provided above, on the Mandatory Conversion Date, the Series A Preferred Stock shall cease to be issued and outstanding and certificates formerly representing shares of Series A Preferred Stock shall evidence only the right to receive the Equity Securities upon the surrender thereof (or, in lieu thereof, an appropriate lost security affidavit in the event such certificates shall have been lost or destroyed, together with a customary indemnity agreement) to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the Holder).
     (c) No fractional interest in any Conversion Security shall be issued upon any conversion of the Series A Preferred Stock pursuant to this Section 4.2. If any fractional interest would, except for the provisions of the first sentence of this Section 4.2(c), be delivered upon such conversion, such fractional interest shall be rounded down to nearest whole number or amount, as applicable.
     (d) Notwithstanding any other provision in this Section 4.2, if the mandatory conversion of all of the issued and outstanding Series A Preferred Stock pursuant to this Section 4.2 (taken together with any other conversion transactions, declaration of stock dividends or other issuances of Common Stock on or in exchange for Series A Preferred Stock) would require the Company to obtain stockholder approval of the conversion transaction pursuant to Nasdaq Marketplace Rule 4350(i) (whether or not the rule is then in effect or the Company is then subject to such rule) and such stockholder approval has not been obtained, the number of shares of Series A Preferred Stock convertible pursuant to this Section 4.2 shall be reduced on a pro rata basis to the maximum extent that would not require stockholder approval under such Rule (only until such time as stockholder approval is obtained), and (i) in the event that the Company enters into a definitive agreement for a Qualified Financing on or prior to the six-month anniversary of the SEC Report Compliance Date and the Qualified Financing requires the Company to obtain stockholder approval for the Qualified Financing, the Company shall use its commercially reasonable efforts to obtain stockholder approval of the conversion transaction at the same time it seeks stockholder approval for the Qualified Financing; and (ii) in the event that the Company does not enter into a definitive agreement for a Qualified Financing on or prior to the six-month anniversary of the SEC Report Compliance Date, the Company shall, if required to permit the full conversion of the Series A Preferred Stock, promptly thereafter call a special meeting of stockholders and shall use its commercially reasonable efforts to obtain such stockholder approval at such meeting. Immediately upon the receipt of such stockholder approval, the remaining issued and outstanding shares of Series A Preferred Stock shall be converted as provided in this Section 4.2.
     (e) Notwithstanding any other provision in this Section 4.2, if the effective per share price at which shares of Common Stock are issued or issuable in the Qualified Financing is less than $2.00 (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Common Stock occurring after the date hereof) (the “Minimum Conversion Price”), the Company shall have the option to make the provisions of this Section 4.2 inapplicable with respect to such Qualified Financing. Any such option must be exercised, if at all, by giving written notice thereof to the Holders not less than 10 days prior to the scheduled Mandatory Conversion Date. In the event that the Company notifies the Holders that it is electing pursuant to this Section 4.2(e) to make the provisions of this Section 4.2 inapplicable to a Qualified Financing because the effective price is less than the Minimum Conversion Price, each Holder shall have the right, exercisable at any time within five days of receipt of the Company’s notice, to force the automatic conversion of its shares of Series A Preferred Stock pursuant to the provisions of this Section 4.2 at the Minimum Conversion Price. The provisions of Section 4.2(d) shall remain applicable to any conversion at the Minimum Conversion Price and, in the event that the Company is not able to convert all of the shares of Series A Preferred Stock as to which such election is made, the shares to be converted shall be determined on a pro rata basis among all Holders exercising rights to convert.
          4.3 Optional Conversion. (a) Subject to the terms and conditions of this Section 4, the Holder of any shares of Series A Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series A Preferred Stock into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares of Series A Preferred Stock so to be converted by the Series A Stated Value and the per share dividends accrued and unpaid thereon and dividing the result by the Initial Conversion Price then in effect. Such rights of conversion shall be exercised by the Holder thereof by surrender of a certificate or certificates for the shares to be converted (or, in lieu thereof, an appropriate lost security affidavit in the event such certificates shall have been lost or destroyed, together with a customary indemnity agreement) to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the holder or holders of the Series A Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a properly completed notice of conversion with a statement of the name or names in which the certificate or certificates for shares of Common Stock, shall be issued. Such conversion shall be deemed to have been effected and the Initial Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Company and the certificate or certificates for such shares shall have been surrendered as aforesaid (or, in lieu thereof, an appropriate lost security affidavit in the event such certificates shall have been lost or destroyed, together with a customary indemnity agreement).
     (c) No fractional shares shall be issued upon conversion of the Series A Preferred Stock into Common Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. In case the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered pursuant to subsection 4(a) exceeds the number of shares converted, the Company shall upon such conversion, execute and deliver to the holder thereof at the expense of the Company, a new certificate for the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.
     (d) Notwithstanding any other provision in this Section 4.3, if the conversion of shares of Series A Preferred Stock pursuant to this Section 4.3 (taken together with any other conversion transactions, declaration of stock dividends or other issuances of Common Stock on or in exchange for Series A Preferred Stock) would require the Company to obtain stockholder approval of the conversion transaction pursuant to Nasdaq Marketplace Rule 4350(i) (whether or not the rule is then in effect or the Company is then subject to such rule) and such stockholder approval has not been obtained, the number of shares of Series A Preferred Stock convertible pursuant to this Section 4.3 shall be reduced on a pro rata basis to the maximum extent that would not require stockholder approval under such Rule.
     4.4 Conversion Procedures; Buy In
     (a) Promptly following the effective date of any conversion of Series A Preferred Stock, the Company shall use its commercially reasonable best efforts to issue and deliver, or cause to be issued and delivered, to the Holder, registered in such name or names (with address and tax identification number) as such Holder may direct, subject to compliance with applicable laws to the extent such designation shall involve a transfer, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Preferred Stock. If the Company fails to deliver to the Holder such certificate or certificates by the tenth Business Day after the effective date of any such conversion, and if after the effective date of any such conversion the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating thereto (a “Buy-In”), then the Company shall pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions). For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.
     4.5 Stock Splits and Dividends. If the Company shall, at any time or from time to time while the Series A Preferred Stock is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the Initial Conversion Price and Minimum Conversion Price in effect immediately prior to the date upon which such change shall become effective shall be adjusted by the Company so that the holder thereafter converting its shares of Series A Preferred Stock shall be entitled to receive the number of shares of Common Stock or other capital stock which the such holder would have received if the shares of Series A Preferred Stock had been converted immediately prior to such event. Such adjustments shall be made successively whenever any event listed above shall occur.
     4.6 Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Company shall be effected in such a way (including, without limitation, by way of consolidation or merger) that holders of Common Stock but not holders of Series A Preferred Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock then, as a condition of such reorganization or reclassification, lawful and adequate provision shall be made whereby each holder of a share or shares of Series A Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Company immediately theretofore receivable upon the conversion of such share or shares of the Series A Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization or reclassification not taken place and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights (including an immediate adjustment, by reason of such reorganization or reclassification, of the Initial Conversion Price and Minimum Conversion Price to the value for the Common Stock reflected by the terms of such reorganization or reclassification. In the event of a merger or consolidation of the Company as a result of which a greater or lesser number of shares of common stock of the surviving corporation are issuable to holders of the Common Stock of the Company outstanding immediately prior to such merger or consolidation, the Initial Conversion Price and Minimum Conversion Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Company.
     4.7 Distributions. In case the Company shall fix a payment date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness or assets, or subscription rights or warrants, the Conversion Price to be in effect after such payment date shall be determined by multiplying the Initial Conversion Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the Market Price per share of Common Stock immediately prior to such payment date, less the fair market value (as determined by the Company’s Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Market Price per share of Common Stock immediately prior to such payment date.
     4.8 Effective Date of Adjustment. An adjustment to the Initial Conversion Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.
     4.9 Amount of Adjustment. All calculations under this Section 4 shall be made to the nearest one-tenth (1/10) of a cent or to the nearest one-tenth (1/10) of a share, as the case may be.
     4.10 Subsequent Adjustments. In the event that, as a result of an adjustment made pursuant to this Section 4, holders of Series A Preferred Stock shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon the conversion of the Series A Preferred Stock shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Conversion Shares contained herein.
     4.11 Notice of Adjustment. Upon any adjustment of the Initial Conversion Price, then, and in each such case the Company shall give written notice thereof by first class mail, postage prepaid, addressed to each Holder of shares of Series A Preferred Stock at the address of such Holder as shown on the books of the Company, which notice shall state the Initial Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.
     4.12 Other Notices. In case at any time:
          (1) the Company shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;
          (2) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of such stock of any class or other rights;
          (3) there shall be any capital reorganization or reclassification of the capital stock of the Company, or a consolidation or merger of the Company with, or a sale of all or substantially all its assets to, another corporation; or
          (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;
then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Series A Preferred Stock at the address of such holder as shown on the books of the Company, (a) at least fifteen (15) days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least fifteen (15) days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.
     4.13 Stock to be Reserved.
          (a) The Company will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the conversion of the Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Preferred Stock. All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes) and, without limiting the generality of the foregoing, the Company covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the lowest Conversion Price in effect hereunder. The Company will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Company may be listed. The Company will not take any action which results in any adjustment of any Conversion Price if after such action the total number of shares of Common Stock issued and outstanding and thereafter issuable upon exercise of all options and conversion of all convertible securities, including upon conversion of the Series A Preferred Stock, would exceed the total number of shares of such class of Common Stock then authorized by the Company’s Certificate of Incorporation.
          (b) All shares of Series A Preferred Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes).
     4.14 No Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock that are converted into shares of Common Stock as provided herein shall cease to be outstanding and shall be retired and may not be reissued as Series A Preferred Stock but may be reissued as all or part of another series of Preferred Stock.
     4.15 Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of the Series A Preferred Stock shall be made without charge to the holders thereof for any issuance tax, stamp tax, transfer tax, duty or charge in respect thereof, provided that the Company shall not be required to pay any tax, duty or charge which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Preferred Stock which is being converted.
     4.16 Closing of Books. The Company will at no time close its transfer books against the transfer of any Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such Series A Preferred Stock; provided, however, nothing herein shall be construed to prevent the Company from setting record dates for the holders of its securities.
     5. Voting. In addition to any class voting rights provided by law and this Certificate of Designation, the Holders of Series A Preferred Stock shall have the right to vote together with the holders of Common Stock as a single class on any matter on which the holders of Common Stock are entitled to vote (including the election of directors). With respect to the voting rights of the Holders of the Series A Preferred Stock pursuant to the preceding sentence, each Holder of Series A Preferred Stock shall be entitled to one vote for each share of Common Stock that would be issuable to such Holder upon the permitted conversion at the then Initial Conversion Rate of all the shares of Series A

Preferred Stock held by such Holder on the record date for the determination of shareholders entitled to vote; provided, that only shares permitted to be converted hereunder without stockholder approval will be entitled to vote until such stockholder approval is obtained.
     6. Certain Restrictions. In addition to any other vote of the Holders of Series A Preferred Stock required by law or by the Certificate of Incorporation, without the prior consent of the Holders of a majority of the Series A Preferred Stock then outstanding, given in person or by proxy, either in writing or at a special meeting called for that purpose, at which meeting the holders of the shares of such Series A Preferred Stock shall vote together as a class, the Company will not:
          (a) authorize, create, designate, establish or issue (whether by merger or otherwise) (i) an increased number of shares of Series A Preferred Stock or (ii) any other class or series of capital stock ranking on a parity with or senior to the Series A Preferred Stock as to dividends or upon liquidation or reclassify any shares of Common Stock into shares having any parity with or any preference or priority as to dividends or upon liquidation superior to any such preference or priority of Series A Preferred Stock;
          (b) amend, alter or repeal, whether by merger, consolidation or otherwise, the Certificate of Incorporation or By-laws of the Company or the Resolutions contained in this Certificate of Designations and the powers, preferences, privileges, relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof, which would adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock, or which would increase the amount of authorized shares of the Series A Preferred Stock or of any other series of preferred stock ranking senior to the Series A Preferred Stock, with respect to the payment of dividends (whether or not such series of preferred stock is cumulative or noncumulative as to payment of dividends) or upon liquidation;
          (c) repay, repurchase or offer to repay, repurchase or otherwise acquire shares of its Common Stock, Common Stock Equivalents or Junior Securities;
          (d) enter into any agreement or understanding with respect to any of the foregoing; or
          (e) pay cash dividends or distributions on Junior Securities of the Company.
     7. No Waiver. Except as otherwise modified or provided for herein, the Holders of Series A Preferred Stock shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such holders under the Delaware General Corporation Law.
     8. No Impairment. The Company will not, through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all time in good faith assist in the carrying out of all the provisions of Section 4.3 of the Company’s Amended and Restated Certificate of Incorporation and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights and liquidation preferences granted hereunder of the holders of the Series A Preferred Stock against impairment.
     9. Equity Treatment Under GAAP. The terms set forth in this Certificate of Designations are intended to result in the treatment of the Series A Preferred Stock as equity securities under generally accepted accounting principles.
     10. No Preemptive Rights. No Holder of any shares of Series A Preferred Stock shall have any preemptive right to subscribe to any issue of the same or other capital stock of the Company.
     11. Amendment; Waiver. Any term of the Series A Preferred Stock may be amended or waived upon the written consent of the Company and the Holders of a majority of the Series A Preferred Stock then outstanding, and such amendment (and any amendment to this Certificate of Designations implementing such amendment) shall not require the approval of the stockholders of the Company generally.
     12. Action By Holders. Any action or consent to be taken or given by the holders of the Series A Preferred Stock may be given either at a meeting of the Holders of the Series A Preferred Stock called and held for such purpose or by written consent.
     IN WITNESS WHEREOF, the undersigned has executed Certificate of Designations, Preferences and Rights this 23rd day of January, 2008.

LCC INTERNATIONAL, INC.

By:	/s/ Louis Salamone Jr.
Name:	Louis Salamone Jr.
Title:	Executive Vice President and Chief Financial Officer